Exhibit 10.9

FORM OF

AMENDED AND RESTATED

SECURED

TERM LOAN

IN THE AMOUNT OF

USD 85,000,000.-

KNOT SHUTTLE TANKERS 18 AS

as Borrower

HSH NORDBANK AG

AND THE FINANCIAL INSTITUTIONS

at any time listed in Schedule 1

as Banks

and

HSH NORDBANK AG

as Agent

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THIS AGREEMENT (the “Agreement”) dated 25 April 2007 as amended and restated by an eleventh supplemental agreement dated [    ] 2013 (the “Eleventh Supplemental Agreement”) is made between:

(1)	KNOT SHUTTLE TANKERS 18 AS (organisation no 998 943 035), Smedasundet 40, P.O.Box 2017, 5504 Haugesund, Norway (the “Borrower”);

(2)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as banks (the “Banks”);

(3)	HSH NORDBANK AG, Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Germany as agent (the “Agent”).

This Agreement sets out the terms and conditions upon and subject to which the Banks will make available to the Borrower a secured term loan in the amount up to USD 85,000,000,-.

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement and the preamble hereof;

“Accounts”

means the Earnings Account and the Retention Account.

“Applicable Margin”

means 2.25 % per annum (applicable from [    ] 2013).

“Business Day”

means a day upon which banks and foreign exchange markets are open for business of the nature required by this Agreement in Hamburg, Oslo, London and New York.

“Cash”

means the aggregate value of;

(i)	cash in hand and unencumbered bank deposits; and

(ii)	unencumbered liquid bonds and other debt instruments with an “A”—rating or better of Standard & Poors or Moody’s and liquid equities listed on any major stock exchange; and

(iii)	any other bond or debt instrument accepted by the Agent on instructions of the Banks in writing.

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“Charterparty”

means a time charterparty originally entered into between Knutsen OAS Shipping AS and Brazil Shipping I Limited (formerly BG Oil Services Limited) dated 6 April 2010 in respect of the Vessel and novated to Knutsen Bøyelaster XI KS from Knutsen OAS Shipping AS by a novation agreement dated 3 May 2010 and as further novated from Knutsen Bøyelaster XI KS to the Borrower by a novation agreement dated 20 February 2013.

“Commitment”

means, in relation to a Bank, the amount set opposite its name in Schedule 1 to the extent not cancelled, reduced or transferred under this Agreement.

“Commitment Period”

means the period commencing at (            ) March 2007 and expiring at 30 June 2007.

“Compliance Certificate”

means a certificate to be issued by the Borrower in respect of financial covenants, in the terms and form as set out in Schedule 5 (Form of Compliance Certificate).

“Declaration of Pledge”

means a declaration of pledge executed or to be executed by the Borrower in respect of the Mortgage and the Factoring Agreement, in the terms and form as the Agent on behalf of the Banks may require.

“Default”

means an Event of Default or an event which, with the giving of notice, lapse of time, or fulfilment of any other applicable condition (or any combination of the foregoing), might constitute an Event of Default.

“Drawdown Date”

means the date on which the Loan is advanced to the Borrower in accordance with the Drawdown Notice.

“Drawdown Notice”

means a request made by the Borrower for the drawdown of the Loan, substantially in the form set out in Schedule 3 (Form of Drawdown Notice).

“Earnings Account”

means account no 1200021414 in the Borrower’s name with the Agent.

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“Earnings Assignment”

means an assignment agreement entered or to be entered into between the Borrower and the Agent on behalf of the Banks whereby the Borrower assigns (i) on first priority all earnings and money whatsoever payable under the Charterparty as security for the Loan to the Agent on behalf of the Banks and (ii) on second priority all earnings and money whatsoever payable under the Charterparty as security for the Second Windsor Loan to the Agent on behalf of the Banks, in the terms and form as the Agent on behalf of the Banks may require.

“Effective Date”

means the effective date as defined in the Eleventh Supplemental Agreement.

“Event of Default”

means any of the events specified as such in Clause 18 (Events of Default).

“Factoring Agreement”

means an agreement entered or to be entered into between the Borrower and the Agent on behalf of the Banks whereby the Borrower pledges to the Agent on behalf of the Banks all claims arising from the Borrower’s business operation as security for the Loan, in the terms and form as the Agent on behalf of the Banks may require.

“Final Maturity Date”

means the earlier of the date falling 8 (eight) years after the Drawdown Date and 30 June 2015.

“Financial Indebtedness”

means any indebtedness (whether actual or contingent) incurred in respect of borrowed money or any other payment obligations, and commitments of any nature that may expose any person to payment of money.

“General Partner”

means KNOT Offshore Partners GP LLC [    ] being the general partner in KNOT Offshore Partners LP

“Insurances Assignment”

means an assignment of insurances in respect of the Vessel executed or to be executed by the Borrower in favour of the Agent on behalf of the Banks, in the terms and form as the Agent on behalf of the Banks may require.

“Interest Payment Date”

means the last day of each Interest Period or the date as specified in Clause 7.1 (e).

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“Interest Period”

means each period determined in accordance with Clause 7 (Interest Periods).

“KNOT Offshore Partners LP”

means KNOT Offshore Partners LP [ ].

“LIBOR”

means for any Interest Period:

(i)	the rate per annum equal to the offered quotation for deposits in USD ascertained by the Agent to be the rate established by the British Bankers’ Association and appearing on the Reuters LIBO 01, published or reported by Reuters through its monitor service or any equivalent successor to such service at or about 11:00 a.m. (London time) on the applicable Quotation Date; or

(ii)	if no such rate is available, the rate per annum determined by the Agent to be equal to the arithmetic mean (rounded upward to four decimal places) of the rates per annum, as supplied to the Agent at its request, in the London Interbank Euro-currency Market at about 11:00 a.m. (London time) on the applicable Quotation Date, as conclusively certified by the Agent to the Borrower.

“Limited Partnership Agreement”

means the partnership agreement dated [                 ] in respect of the limited partnership KNOT Offshore Partners LP.

“Loan”

means, at any time, the aggregate amount outstanding under this Agreement (being the aggregate of Tranche A and Tranche B), provided however that the outstanding amount shall never exceed USD 85,000,000.-.

“Loan Period”

means the period commencing on the date of this Agreement and ending on the day the Loan and all amounts outstanding under this Agreement have been repaid in full to the Banks.

“Management Agreement”

means the management agreement entered into between the Borrower and the Manager in a form and substance acceptable to the Agent on behalf of the Banks.

“Manager”

means KNOT Management AS (organisation no. 996 124 916).

“Manager’s Statement”

means a statement executed by the Manager in favour of the Agent on behalf of the Banks whereby the Manager declares to manage the Vessel pursuant to sound practice, inform the Agent if action is taken against the Vessel and not to terminate the Management Agreement, in the terms and form as the Agent on behalf of the Banks may require.

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“Mandatory Cost”

means the percentage rate per annum calculated by the Agent in accordance with Schedule 6 (Mandatory Costs formulae), whereby the rate of interest will be increased to reflect the costs of complying with any applicable regulatory requirements of any relevant regulatory authority. In such event the Borrower shall have the right to repay the Loan without any prepayment fees.

“Market Value”

means with respect the Vessel (on charter free basis), the fair market value of the Vessel in USD determined by calculating the arithmetic mean of two independent valuations of the Vessel obtained from two independent and well reputed sale and purchase shipbrokers appointed by the Agent on behalf of the Banks at the Borrower’s cost. Such valuations to be made with or without physical inspection of the Vessel (as the Agent may require), on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and seller.

“MLP Group”

means KNOT Offshore Partners LP and its Subsidiaries.

“Mortgage”

means a first priority Norwegian ship mortgage on the Vessel in the amount of USD 120,000,000.-, executed or to be executed by the Borrower in favour of the Agent on behalf of the Banks, in the terms and form as the Agent on behalf of the Banks may require.

“NOK”

means the lawful currency for the time being of the Kingdom of Norway.

“Party”

means a party to this Agreement.

“Pledge of Accounts”

means the first priority pledge of the Accounts to be entered or to be entered into between the Borrower and the Agent on behalf of the Banks, in the terms and form as the Agent on behalf of the Banks may require.

“Quotation Date”

means, in relation to any Interest Period, the Business Day on which quotations would ordinarily be given in the London Interbank Euro-currency Market for USD, deposits for delivery on the first day of that Interest Period.

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“Renewal Notice”

means a request made by the Borrower for renewal of the Loan, substantially in the form set out in Schedule 4 (Form of Renewal Notice).

“Repayment Date”

means the dates for repayment of an instalment as determined according to Clause 5.1.

“Retention Account”

means account no 1200021405 in the Borrower’s name with the Agent.

“Second Windsor Loan”

means a secured term loan agreement in the amount of USD 27,300,000.- dated 23 February 2011 (as later amended) and entered into between the Borrower as borrower, HSH Nordbank AG as arranger and agent and the financial institutions listed therein as lenders.

“Security Documents”

means the documents referred to in Clause 10 (Security) and all such other documents which may be executed at any time in favour of the Agent and/or any of the Banks as security for the obligations of the Borrower under this Agreement.

“Security Interest”

means any mortgage, pledge, lien, charge (whether fixed or floating), assignment by way of security, finance lease, sale-and-repurchase or sale-and-leaseback arrangement, sale of receivables on a recourse basis or security interest or any other agreement or arrangement having the effect of conferring security, except for liens arising solely by operation of law and/or in the ordinary course of business securing amounts not more than 30 days overdue.

“Seller”

means Accent Tanker Inc., 80 Broad Street, Monrovia, Liberia.

“Sponsor”

means Knutsen NYK Offshore Tankers AS, P.O Box 2017, 5504 Haugesund, Norway, (organisation no 995 221 713).

“Sponsor Undertaking”

means an undertaking from the Sponsor in favour of the Borrower set out in a omnibus agreement whereby the Sponsor undertakes to compensate the Borrower for any difference in charter hire below the charter hire agreed for the Charterparty during the five year period after the Effective Date.

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“Subsidiary”

means in relation to another company (the “Parent Company”) any company or corporation of which more than one half of the issued share capital is beneficially owned or controlled, directly or indirectly, by the Parent Company and for these purposes, a company or corporation shall be treated as being controlled by the Parent Company if the Parent Company is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Swap Agreement”

means an ISDA master agreement entered or to be entered into between the Borrower and the Swap Bank.

“Swap Bank”

means HSH Nordbank AG.

“Taxes”

means any present or future taxes, levies, duties, imposts, withholdings, deductions, fees or charges of any nature, together with interest thereon and penalties in respect thereof, and “tax” and “taxation” shall be construed accordingly.

“Total Loss”

means any event which will entitle the Borrower to claim payment of the total insured value under the hull and machinery or the war risk insurance taken out pursuant to Clause 17.5 (Insurances).

“Tranche A”

means an amount of up to USD 31,166,000.-.

“Tranche B”

means an amount of up to USD 48,634,000.-.

“Tranches”

means Tranche A and Tranche B, Tranche means any of them.

“Transaction Documents”

means this Agreement, the Security Documents, the Management Agreement, the Manager’s Statement, the Swap Agreement, the Limited Partnership Agreement and the agreements or documents contemplated herein or therein.

“USD”

means the lawful currency for the time being of the United States of America.

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“Vessel”

means “Windsor Knutsen”, IMO No. 9316115, of 162,000 tdw, Double Hull, Ice class 1A, built 2007, registered in the Borrower’s name in the Norwegian International Ship Register.

1.2	Construction

(a)	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

(b)	Words importing the singular shall (unless the contrary intention appears) include the plural and vice versa.

(c)	a Clause or a Schedule respectively is a reference to a clause of or schedule to this Agreement.

(d)	a provision of law is a reference to that provision as amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law.

(e)	references to any document are to be construed as references to such documents as amended or supplemented from time to time, but without prejudice to the Borrower’s obligations to obtain necessary consent in respect of such amendment or supplement.

2.	THE COMMITMENT, NATURE OF OBLIGATIONS AND PURPOSE

2.1	Commitment

Subject to the terms of this Agreement, the Banks grant to the Borrower a secured term loan of an aggregate principal amount of up to USD 85,000,000.

2.2	Nature of rights and obligations of the Banks

(a)	The obligations of the Banks under this Agreement are several. Failure of a Bank to carry out its obligations under this Agreement shall not relieve any other party hereto of any of its obligations under this Agreement. No Bank shall be responsible for the obligations of any other Bank hereunder.

(b)	The rights of each Bank under this Agreement are separate and independent rights. A Bank may, except as otherwise stated in this Agreement, separately enforce those rights.

(c)	Without affecting the obligations of the Borrower in any way, no Bank or the Agent are bound to monitor or verify the application of the Loan.

2.3	Purpose

The purpose of granting this term loan is to finance the purchase of the Vessel by the Borrower from the Seller.

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3.	CONDITIONS PRECEDENT

3.1	Documentary conditions precedent

The obligations of each Bank to the Borrower under this Agreement are subject to the conditions precedent that the Agent on behalf of the Banks has received all of the documents set out in Schedule 2 in a form and substance satisfactory to the Agent, such documents to be received 3 days prior to the Drawdown Date.

3.2	Further conditions precedent

The obligation of each Bank to participate in the Loan, is subject to the further conditions precedent that on both the date of the Drawdown Notice and the Drawdown Date;

(i)	the representations and warranties in Clause 16 (Representations and warranties) deemed to be repeated on those dates are correct and not misleading and will be correct and not misleading immediately after that drawdown is made with reference to the facts and circumstances then prevailing, unless otherwise informed to the Agent in writing and, if not permitted under this Agreement, waived by the Banks prior to such dates; and

(ii)	no Default is outstanding or would result from the making of that drawdown.

4.	DRAWDOWN

4.1	Drawdown Notice

(a)	The Borrower shall not later than 10:00 a.m. (London time) three Business Days prior to the requested Drawdown Date, or on such later date as may be agreed by the Banks, serve to the Agent the Drawdown Notice which, once received by the Agent, shall be irrevocable.

(b)	The Banks shall upon confirmation from the Agent that the Agent has received a duly completed Drawdown Notice and subject to the terms and conditions of this Agreement, and provided that no Default has occurred or is threatening, make the Loan available to the Borrower through the Agent in one disbursement on the requested Drawdown Date.

(c)	The giving of the Drawdown Notice by the Borrower shall be deemed to constitute a representation and warranty by the Borrower that all the representations and warranties set forth in Clause 16 (Representations and warranties) hereof are true and correct as of such date as if made on such date, that the conditions specified in Clause 3 (Conditions precedent) have been or will upon the Drawdown Date be fully performed, and that no Default has occurred.

(d)	The Borrower shall only be entitled to serve a Drawdown Notice to the Agent during the Commitment Period.

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5.	REPAYMENT

5.1	Repayment

Without prejudice to the Banks’ rights under this Agreement, the Tranche A shall be repaid as follows:

Instalment No	Repayment Date	Instalment in USD	Balance in USD
1	18 November 2008	1,154,500	30,011,500
2	18 May 2009	1,154,500	28,857,000
3	18 November 2009	1,154,500	27,702,500
4	18 May 2010	1,154,500	26,548,000
5	18 November 2010	1,154,500	25,393,500
6	18 May 2011	1,154,500	24,239,000
7	18 November 2011	1,154,500	23,084,500
8	18 May 2012	1,154,500	21,930,000
9	18 November 2012	1,154,500	20,775,500
10	18 May 2013	888,077	19,887,423
11	18 November 2013	888,077	18,999,346
12	18 May 2014	888,077	18,111,269
13	18 November 2014	888,077	17,223,192
14	18 May 2015	888,077	16,335,115
15	18 May 2015 Balloon	16,335,115	0

5.1	(b)

Without prejudice to the Banks’ rights under this Agreement, the Tranche B shall be repaid as follows:

Instalment No	Repayment Date	Instalment in USD	Balance in USD
1	18 November 2008	1,445,500	47,188,500
2	18 May 2009	1,445,500	45,743,000
3	18 November 2009	1,445,500	44,297,500
4	18 May 2010	1,445,500	42,852,000
5	18 November 2010	1,445,500	41,406,500
6	18 May 2011	1,445,500	39,961,000
7	18 November 2011	1,445,500	38,515,500
8	18 May 2012	1,445,500	37,070,000
9	18 November 2012	1,445,500	35,624,500
10	18 May 2013	1,111,923	34,512,577
11	18 November 2013	1,111,923	33,400,654
12	18 May 2014	1,111,923	32,288,731
13	18 November 2014	1,111,923	31,176,808
14	18 May 2015	1,111,923	30,064,885
15	18 May 2015 Balloon	30,064,885	0

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5.2	Final Maturity Date

On the Final Maturity Date the Borrower shall pay to the Agent (on behalf of the Banks) all sums due under this Agreement in addition to the instalments set out in Clause 5.1 above.

6.	PREPAYMENT

6.1	Voluntary prepayment and cancellation

The Borrower may, by giving not less than 5 Business Days prior written notice in respect of full prepayment or partial prepayment of the Loan respectively, to the Agent without penalty, prepay on the last Business Day of an Interest Period, the Loan or part of the Loan in an amount an integral multiple of USD 2,600,000.-.

6.2	Prepayment due to sale or Total Loss

Upon a sale (after the Banks’ prior written consent) or a Total Loss of the Vessel, the Loan shall, upon payment of the sales proceeds or the insurance money be prepaid.

6.3	Additional right of prepayment

If: -

(i)	the Borrower is required to pay to a Bank any additional amounts under Clause 11 (Taxes); or

(ii)	the Borrower is required to pay to a Bank any amount under Clause 13 (Increased costs);

then, without prejudice to the obligations of the Borrower under those Clauses, the Borrower may, subject to Clause 6.4 (Miscellaneous provisions) and Clause 22.2 (Other indemnities) whilst the circumstances continue, serve a notice of prepayment and cancellation on that Bank through the Agent. On the date falling five Business Days after the date of service of the notice: -

(iii)	the Borrower shall prepay that Bank’s participation in the Loan; and

(iv)	that Bank’s undrawn participation in the Commitment (if any) shall be cancelled.

6.4	Miscellaneous provisions

(a)	Any notice of prepayment under this Agreement is irrevocable and shall specify the date on which the prepayment is to become effective and the amount to be prepaid. The Agent shall notify the Banks promptly of receipt and contents of any such notice.

(b)	All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and any amounts due in respect of such prepayment under Clause 22.2 (Other indemnities).

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(c)	An amount prepaid pursuant to this Clause 6 may not be drawn again.

(d)	Any amount prepaid shall be applied in inverse order of maturity.

(e)	Any amount prepaid shall be applied against Tranche A and Tranche B respectively on a pro rata basis.

7.	INTEREST PERIODS

7.1	Selection

(a)	The Borrower shall select the first Interest Period in the Drawdown Notice for the Loan, and the first Interest Period for the Loan shall commence on its Drawdown Date.

(b)	The Borrower shall, by serving the Renewal Notice to the Agent not later than 10:00 a.m. (London time) two Business Days before the beginning of each Interest Period, specify the duration of that Interest Period. The Renewal Notice shall constitute a representation and warranty to the effect that, on the date of that notice, the representations and warranties in Clause 16 remain true and correct and that no Default has occurred.

(c)	Subject to the following provisions of this Clause 7.1, each Interest Period shall be for a period of three, six or twelve months, or such other period acceptable to the Banks.

(d)	If the Borrower fails to select an Interest Period in accordance with paragraph (a) above, that Interest Period will, subject to the other provisions of this Clause 7.1, be six 6 months.

(e)	If the Borrower selects an Interest Period for more than six months, interest accruing during such period shall be paid every six months in arrears.

7.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.3	No overrunning

If an Interest Period at any time thereafter would otherwise overrun a Repayment Date, it shall be shortened so that it ends on the Repayment Date for a portion of the Loan corresponding to the amount of the Loan to be repaid on that Repayment Date.

7.4	Notification

The Agent shall notify the Banks of the duration of each Interest Period promptly after ascertaining its duration.

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8.	INTEREST

8.1	Interest rate

The rate of interest on the Loan is the rate per annum determined by the Agent to be the aggregate of:

(a)	the Applicable Margin;

(b)	LIBOR ( the Banks funding costs for Interest Periods exceeding 12 Months), and

(c)	Mandatory Costs, if any.

8.2	Due dates

Accrued interest is payable by the Borrower on each Interest Payment Date based on the Loan outstanding at the beginning of the relevant Interest Period.

8.3	Default interest

In the event of the Borrower not making payment of any amounts due under this Agreement on the due date thereof, the Borrower shall pay interest on such amounts from the due date up to the date of actual payment at a rate to be determined by the Agent to be the aggregate sum of 2.0 per cent per annum and the Applicable Margin plus the documented costs the Banks will incur in financing such sums for such periods as the Banks shall determine. Interest under this Clause 8.3 shall be payable by the Borrower upon written demand from the Agent.

8.4	Notification

The Agent shall promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

9.	PAYMENTS

9.1	Place

All payments by the Borrower or a Bank under this Agreement shall be made to the Agent to its account at such office or bank as it may notify to the Borrower or such Bank for this purpose.

9.2	Funds

Payments under this Agreement to the Agent shall be made for value on the due date at such times and in such funds as the Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

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9.3	Distribution

(a)	Each payment received by the Agent under this Agreement for another Party shall, subject to paragraphs (b) and (c) below, be made available by the Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such office or bank in the principal financial centre of the country of the relevant currency as it may notify to the Agent for this purpose by not less than five Business Days prior written notice.

(b)	The Agent may apply any amount received or held by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under this Agreement or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is to be paid to the Agent under this Agreement for distribution to another Party, the Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Agent may, however, assume that the sum has been paid to it in accordance with this Agreement and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Agent has paid a corresponding amount to another Party and the Party liable does not forthwith on demand pay such amount to the Agent together with interest on that amount from the date of payment to the date of receipt, calculated at a rate determined by the Agent to reflect its cost of funds, that Party shall forthwith on demand by the Agent refund such amount to the Agent together with interest on such amount calculated as above.

9.5	Set-off and counterclaim

All payments made by the Borrower under this Agreement shall be made without set-off or counterclaim.

9.6	Non-Business Days

If a payment under this Agreement is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month provided that if there is no next Business Day in the same calendar month the due date for that payment shall instead be the preceding Business Day.

9.7	Partial payments

If the Agent receives a payment insufficient to discharge all the amounts then due and payable by the Borrower under this Agreement, the Agent shall apply that payment towards the discharge of the obligations of the Borrower under this Agreement in the following order :

(i)	firstly, in or towards payment of any unpaid costs and expenses of the Agent under this Agreement;

(ii)	secondly, in or towards payment pro rata of any accrued fees due but unpaid under Clause 20 (Fees);

(iii)	thirdly, in or towards payment pro rata of any accrued interest under this Agreement;

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(iv)	fourthly, in or towards payment pro rata of any principal due from the Borrower but unpaid under this Agreement; and

(v)	fifthly, in or towards payment pro rata of any other sum due but unpaid under this Agreement.

10.	SECURITY

10.1	Security

The Borrower’s obligations under this Agreement, including without limitation the obligation to repay the Loan together with all unpaid interest, default interest, commissions, charges, expenses and any derived liability whatsoever of the Borrower towards the Banks and the Agent in connection with this Agreement, shall be secured as follows:

(i)	the Mortgage;
(ii)	the Factoring Agreement;
(iii)	the Declaration of Pledge;
(iv)	the Pledge of Accounts;
(v)	the Insurances Assignment;
(vi)	the Earnings Assignment.

10.2	Set-off

Following the occurrence of a Default, the Agent (acting on its own behalf and on behalf of the Banks) and each of the Banks individually (acting on its own behalf and on behalf of the Agent and the other Banks) shall to the extent permitted by applicable law, have a separate right of set-off in respect of any credit balance, in any currency, on any account the Borrower might have with the Agent and each of the Banks individually (branches included) against any sum due to the Agent and the Banks hereunder.

10.3	Swaps

The Borrower’s obligations under the Swap Agreement and any transaction made or to be made thereunder shall be secured by the Security Documents.

11.	TAXES

All payments by the Borrower under this Agreement shall be made free and clear of and without deduction for or on account of any taxes, except to the extent that the Borrower is required by law to make payment subject to any taxes. If by requirement of law any tax or amounts in respect of tax must be deducted or withheld from any amounts payable or paid by the Borrower, or paid or payable by the Agent to a Bank, under this Agreement, the Borrower (or the Agent, if required) shall pay such tax to the relevant authority and the Borrower shall pay such additional amounts as may be necessary to ensure that the relevant Bank receives (free from any liability in respect of any such deduction or withholding) a net amount equal to the full amount which it would have received had payment not been made subject to tax or other deduction. The Borrower shall promptly deliver to the Agent any receipts, certificates or other proof evidencing the amounts paid or payable in respect of any deduction or withholding as aforesaid.

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12.	MARKET DISRUPTION

12.1	Market disruption

If, on or prior to a Quotation Date:

(i)	the Agent reasonably determines that adequate and fair means do not exist for ascertaining LIBOR as the case may be; or

(ii)	prior to 2:00 p.m. (London time) on the Quotation Date the Agent receives notification from Banks whose participation in the Loan would in aggregate exceed 30 per cent of the Loan, that:

a.	matching deposits are not available to them in the London interbank market in sufficient amounts to fund their participation in the Loan for the relevant Interest Period; or

b.	the cost to them of obtaining matching deposits in the London interbank Euro-currency Market to fund their respective participation in the Loan would be in excess of LIBOR as the case may be for the relevant Interest Period, the Agent shall promptly notify the Borrower and the Banks of the fact and that this Clause 12.1 is in operation.

12.2	Suspension of drawdowns

If a notification under Clause 12.1 (Market disruption) applies to (i) an amount which has not been made, the Loan shall not be made, or (ii) an amount which has been made, the Loan shall be prepaid not later than upon the expiry of the 30 days period set out below. However, the Borrower and the Agent shall, within five Business Days of receipt of the notification, enter into negotiations in good faith (which neither the Borrower nor the Agent shall be obliged to continue for a period of more than 30 days) with a view to agreeing an alternative basis for the borrowing hereunder. Interest on the Loan outstanding under the said period of negotiations shall be the Banks’ actual cost of funds from such other sources as they may select, plus the Applicable Margin.

13.	INCREASED COSTS

(a)	If by reason of: (i) changes in any existing law, rule or regulation, or (ii) the adoption of any new law, rule or regulation, or (iii) any change in the interpretation or administration of (i) or (ii) above by any governmental authority, or (iv) compliance with any directive or request from any governmental authority (whether or not having the force of law, but generally applicable to banks and/or other financial institutions):

(i)	any of the Banks incurs a cost as a result of it having entered into this Agreement and/or performing its obligations hereunder; or

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(ii)	there is an increase in the cost to any of the Banks of maintaining or funding its portion of the Loan or any advances hereunder; or

(iii)	any of the Banks becomes liable for any new taxes (other than on net income) calculated by reference to the Loan; or

(iv)	any of the Banks becomes subject to any new or modified capital adequacy or similar requirements which will have the effect of increasing the amount of capital required or expected to be maintained by such Bank based on such Bank’s obligations hereunder; or

(v)	any of the Banks’ effective return hereunder is reduced in any other manner;

then any such cost, liability or reduction of return as referred to in the preceding paragraphs (i)-(v) shall be payable by the Borrower upon request by the Agent either in the form of an increased margin or in the form of an indemnification at the option of the affected Bank. The relevant Bank shall via the Agent give the Borrower notice within a reasonable time of its intention to claim compensation under this Clause 13 and it shall specify the form and amount of such compensation. The relevant Bank’s determination of the amount of compensation to be made under this Clause 13 shall, absent manifest error, be conclusive. The Borrower shall be entitled to prepay without penalty such Bank’s portion of the Loan in accordance with Clause 8 (Interest Periods) at any time following receipt of notice from the Agent as aforesaid on giving not less than seven Business Days’ irrevocable written notice. In such event the Borrower shall nevertheless compensate such Bank for such requested indemnification for the period up to and including the date of prepayment.

(b)	If more than one of the Banks are required to comply with any new capital allocation requirements which would consequently result in any increased costs for those Banks pursuant to sub-clause (a) above then any such cost or liability shall be payable by the Borrower to all the Banks (whether or not affected by such cost or liability).

14.	ILLEGALITY

If it becomes unlawful in any jurisdiction by virtue of any law which is binding upon such Bank for it to give effect to any of its obligations as contemplated by this Agreement, then:

(i)	that Bank may notify the Borrower through the Agent accordingly (specifying the obligations the performance of which is thereby rendered unlawful and the law giving rise to the same); and

(ii) a.	the Borrower shall forthwith (or at such later date as may be permitted by the relevant law) without premium or penalty other than as set out in Clause 22.2 (Other indemnities), prepay that Bank’s participation in all amounts payable by it to that Bank under this Agreement; and

b.	that Bank’s Commitment shall forthwith be cancelled.

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15.	MITIGATION

If circumstances arise in respect of any Bank which would, or would upon the giving of notice, result in:

(i)	the Borrower being obliged to pay to that Bank additional amounts pursuant to Clause 11 (Taxes) or any amounts pursuant to Clause 13 (Increased costs); or

(ii)	the Borrower being obliged to cancel that Bank’s Commitment pursuant to Clause 14 (Illegality);

then, without in any way limiting, reducing or otherwise qualifying the Borrower’s obligations under Clauses 11 (Taxes) to 14 (Illegality) (inclusive), that Bank shall, in consultation with the Agent and the Borrower take such reasonable steps as may be open to it to mitigate or remove such circumstances, including (without limitation) the transfer of its rights and obligations under this Agreement to another bank or financial institution reasonably acceptable to the Borrower, unless to do so might (in the reasonable opinion of that Bank) be prejudicial to that Bank.

16.	REPRESENTATIONS AND WARRANTIES

16.1	Representations and Warranties

The Borrower makes the representations and warranties set out in this Clause 16 to the Agent and each Bank.

16.2	Status and ownership

The Borrower is a duly constituted and properly incorporated private company with limited liability under Norwegian law.

16.3	Powers and authority

The Borrower has the power to enter into and perform, and have taken all necessary corporate actions to authorise the entry into, performance and delivery of, this Agreement and/or the Transaction Documents to which it is a party, and the transactions contemplated herein and therein.

16.4	Legal validity and enforceability

This Agreement and the Transaction Documents will, subject always to mandatory Norwegian law and any other applicable law respectively, when executed by the respective parties thereto constitute legal, valid and binding obligations of such parties, enforceable in accordance with their respective terms and conditions, and save as provided for herein or therein, including nominal fees related to registration and enforcement of any of the Security Documents, no registration, filing, payment of tax or fees or other formalities are necessary or desirable to render this Agreement and/or the Transaction Documents enforceable against the parties thereto, and for the Security Documents to constitute valid and enforceable first priority Security Documents as contemplated therein or herein.

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16.5	Non-conflict

The entry into and performance by the Borrower of this Agreement and the Transaction Documents to which it is a party, and the transactions contemplated herein and therein, do, in the opinion of the Borrower, not and will not conflict with:

(i)	any present law or regulation or judicial or official order (including the Directive 91/308/EEC of the Council of the European Communities implemented to combat money laundering);

(ii)	any articles of association or other constitutional documents of the Borrower; and

(iii)	any document or agreement which is binding upon the Borrower, or any of its assets.

16.6	No Default

(a)	No Default is outstanding or might result from the making of any Drawdown;

(b)	no other event is outstanding which constitutes or, (with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition, or any combination of the foregoing,) might constitute an event of default under any document which is binding upon the Borrower or any of its assets, and which may have a material effect on the Borrower’s ability to perform its obligations under this Agreement, the Security Documents or the Swap Agreement (as the case may be); and

(c)	no amendments or waivers have been made under any of the Transaction Documents, and no event of default has occurred or is threatening thereunder.

16.7	Authorisations

All authorisations required in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, this Agreement and the Transaction Documents have been obtained or effected (as appropriate) and are in full force and effect, as and so required thereunder.

16.8	Financial information

All financial documents and information relating to the Borrower or otherwise relevant to the matters contemplated by this Agreement which have been supplied to the Agent or the Banks are complete and correct in all material respects, and the Borrower has not omitted to disclose to the Agent or the Banks any information, documents or agreements known to the Borrower which, if disclosed, could in the Borrower’s opinion reasonably be expected to affect the decision of the Banks to enter into this Agreement.

16.9	Litigation

No litigation, arbitration or administrative proceedings are current or, to the Borrower’s knowledge, pending or threatened against the Borrower which might, if adversely determined, be reasonably expected to have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement or the Transaction Documents (as the case may be).

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16.10	Pari passu

The Borrower’s obligations under this Agreement, the Security Documents and the Swap Agreement to which it is a party are their direct, general and unconditional obligations and rank at least pari passu with all its other present and future unsecured and unsubordinated indebtedness.

16.11	No withholding Taxes

No Taxes are imposed by withholding or otherwise on any payment to be made by the Borrower under this Agreement, the Security Documents or the Swap Agreement or are imposed on or by virtue of the execution or delivery by the Borrower of this Agreement, the Security Documents or the Swap Agreement to which it is or is to be a party or any other document or instrument to be executed or delivered under this Agreement, any of the Security Documents or the Swap Agreement.

16.12	No material adverse change

There has been no material adverse change in the financial position of the Borrower from that described to the Banks during the negotiation of this Agreement.

16.13	Times for making representations and warranties

The representations and warranties set out in this Clause 16 are made by the Borrower on the date of this Agreement and are deemed to be repeated by the Borrower on the date of the Drawdown Notice and each Renewal Notice, as well as the first day in each Interest Period, with reference to the facts and circumstances then existing, unless otherwise notified to the Agent in writing, and if not permitted under this Agreement, waived by the Banks prior to such dates.

17.	UNDERTAKINGS

17.1	Duration

The undertakings in this Clause 17 remain in force from the date of this Agreement and for so long as any amount is outstanding under this Agreement.

17.2	Financial information

The Borrower shall supply to the Agent in sufficient copies for all of the Banks:

(i)	as soon as reasonably practicable after the same are available (and in any event no later than 150 days after each fiscal year) the audited unconsolidated and consolidated accounts of the Borrower for that financial year; and

(ii)	as soon as reasonably practicable after the same are available (and in any event no later than 90 days after each half-year) the unaudited unconsolidated and consolidated accounts of the Borrower for each half-year, and

(iii)	the Compliance Certificate on a semi-annual basis regarding the Borrower within 90 days after each half-year.

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17.3 Information – Miscellaneous

The Borrower shall supply to the Agent, in sufficient copies for all of the Banks:

(a)	promptly, such specific financial or other information regarding the financial condition and operations or other information of the Borrower as the Agent (or any Bank through the Agent) may reasonably request;

(b)	promptly upon becoming aware of them, relevant details of any material litigation, arbitration or administrative proceedings which are current or, to its knowledge, threatened or pending against the Borrower and which might, if adversely determined, be reasonably expected to have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement or the Transaction Documents (as the case may be), and further details of any such matters previously disclosed to the Agent, if the likelihood of an adverse determination has increased, as the Agent or any Bank acting through the Agent may reasonably request.

17.4 Notification of Default

The Borrower shall notify the Agent of any Default which is continuing (and the steps, if any, being taken to remedy it) promptly upon its occurrence.

17.5 Insurances

(a)	The Borrower shall maintain the Vessel insured against such risks (including, but not limited) to Hull and Machinery, Hull Interest, Freight Interest, Protection & Indemnity (including highest possible maximum cover for the Vessel for pollution for the time being USD 1,000,000,000.-), Loss of Hire and War Risk insurances, in such amount, on such terms (always applying Norwegian law and including the terms of the Norwegian Marine Insurance Plan or equivalent terms in relation to losses payable thereunder) and with such insurers and through such brokers as the Agent on behalf of the Banks shall approve.

(b)	The insurance value of the Vessel (Hull and Machinery and Hull Interest) shall be at least 120 per cent of the Loan.

The aggregate Hull and Machinery insurance values of the Vessel shall furthermore, at all times, cover the higher of the Loan and 80 per cent. of the Vessel’s’ Market Value, while the remaining cover may be taken out by way of Hull Interest and Freight Interest insurances.

(c)	The Borrower shall deliver to the Agent a certificate from the insurance broker(s) through whom the insurances relevant to Vessel has been placed, evidencing that all insurances referred to in item (a) have been renewed (at the same conditions and with insurers satisfactory to the Banks) and taken out in respect of the Vessel with insurance values as required by item (b), that such insurances are in full force and effect and that the Agent’s (on behalf of the Banks) interest therein have been noted by the relevant insurers.

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(d)	The Borrower shall procure that the Vessel always is employed in conformity with the terms of the instruments of insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(e)	Each Bank and the Agent may (at the Borrower’s expense) take out a Mortgagee Interest Insurance (covering 120 per cent of the principal amount outstanding hereunder) and a Mortgagee Interest—Additional Perils Insurance (Pollution Cover) insurance (covering 110 % of the principal amount outstanding hereunder) relevant to the Vessel in a form and substance satisfactory to the relevant Bank and/or Agent, such policy to be made in favour of the Agent and/or relevant Bank, or, the Borrower shall, if so directed by the Agent, arrange for such insurance cover to be taken out in accordance with instructions from the Agent.

(f)	The Borrower shall procure that before the Vessel is entering any US territory provide for the Vessel to be in compliance with all US regulations relevant to the Vessel, including oil pollution regulations and requirements with respect to certificate of financial responsibility (“COFR”) which shall be arranged with insurers and on terms approved by the Agent.

17.6 Notification

The Borrower shall immediately notify the Agent of:

(a)	any accident to the Vessel involving repairs the cost of which is likely to exceed USD 1,000,000.-;

(b)	any Total Loss relevant to the Vessel;

(c)	any arrest of the Vessel or the exercise or purported exercise (of which the Borrower has knowledge of) of any lien on the Vessel, the earnings or any of the Pledged Accounts; and

(d)	any claim for breach of the ISM Code being made against the Borrower, the Manager or otherwise in connection with the Vessel owned by it; or any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code not being complied with.

17.7 Total loss

In the event that the Vessel shall suffer a Total Loss, the Borrower shall, within a period of 90 days after the occurrence of such event, obtain and present to the Agent, a written confirmation from the relevant insurers that the claim relating to the Total Loss has been accepted in full, and promptly upon receipt of insurance proceeds in respect of the Total Loss, apply such proceeds as prepayment of the Loan pursuant to Clause 6.3.

17.8 Class and International Regulations

(a)

The Borrower shall procure that the Vessel is classified and maintained in the highest class with Det Norske Veritas or another classification society acceptable to the Banks, and at all times comply with the rules and regulations of the relevant class society. Furthermore, the Borrower shall at all times ensure compliance with all international conventions and

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regulations applicable to the Vessel, including SOLAS conventions. Consequently, the Borrower shall ensure compliance with the ISM-Code and shall ascertain that the Manager, and any other company performing management services on behalf of the Borrower, comply with said Conventions and Regulations;

(b)	The Borrower shall procure that each such classification society shall make available to the Agent upon its request such information and documents in respect of the Vessel as are maintained in the records of such classification society; and

(c)	The Borrower shall not change the Vessel’s class without the prior written consent of the Banks.

17.9 Inspection

One person appointed by the Agent shall be permitted to inspect the Vessel limited, however, to once every twelve months, for the account of the Borrower upon the Agent giving prior notice thereof, such inspections not to interfere with the operation of the Vessel and not to take place if dangerous situations may occur (provided, however, that if a Default shall occur the Agent shall have the right to a reasonable number of inspections of the Vessel for the account of the Borrower), and the Borrower shall upon the Agent’s request provide the Agent with copies of the latest inspection reports in respect of the Vessel which are available to the Borrower or the Manager.

17.10 Flag

The Borrower shall not change flag or ship registry of the Vessel or allow the Vessel to be dual registered without the prior written consent of the Banks, such consent not to be unreasonably withheld.

17.11 Management Agreement / Charterparty

The Borrower shall not without the prior written consent of the Banks amend or terminate the Management Agreement or the Charterparty if the Vessel is affected (provided that the Borrower will notify the Agent of the amendments) or change the management of the Vessel in any way.

17.12 Negative Pledge, nor further borrowings

Except as contemplated by this Agreement and/or the Security Documents, the Borrower shall not as from the date hereof:

(a)	create, incur or assume any Security Interest on the Vessel (other than the Mortgage) or any of its other assets, and not make any assignment of right to receive earnings or proceeds of insurance policies covering the Vessel;

(b)	incur any Financial Indebtedness of any nature or incur any debt or obligations other than debt and obligations incurred during normal course of business;

(c)

make any loans (including intercompany loans and deposits) nor issue any guarantee which is not related to the ordinary operation of the Vessel to any company or person outside the MLP Group. As long as no Event of Default has occurred or is threatening, the Borrower

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shall be allowed to incur and to make intercompany loans or deposits and to freely accept and grant equity contributions in any form to or from companies in the MLP Group, such intercompany loans, deposits, or equity contributions to be subordinated to the Banks’ rights.

17.13 Dividend and other payments

The Borrower may declare or pay any dividends or otherwise make any other distribution of assets to any shareholder whether in cash or otherwise, provided that; (a) no Event of Default has occurred or will occur at the time of payment of such dividend and (b) after payment of such dividend, the remaining liquidity of the Borrower will equal or exceed the aggregate amount of (i) the instalments falling due in the next 6 months after the dividend payment date and (ii) the amount estimated by the Agent as being the amount of interest on the Loan which will fall due for payment by the Borrower under Clause 8 during that 6 month period.

17.14 Pari passu

The Borrower will ensure that its obligations under this Agreement shall, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract.

17.15 Investments

The Borrower will not make any investments in excess of USD 1,000,000.- without the prior written consent of the Banks.

17.16 Compliance with laws etc.

The Borrower shall comply with all mandatory laws and regulations relating to the Vessel, its ownership, operation and management or to the business of the Borrower.

17.17 Maintenance and change of business

(i)	The Borrower shall remain a private limited company, with no other activity than the ownership of the Vessel .

(ii)	The Borrower shall not enter into any form of amalgamation, merger or demerger, divest or consolidate with any other entity or any form of reconstruction or reorganisation without the prior written consent of the Banks.

17.18 Compliance Certificates

The Borrower undertakes throughout the Loan Period to provide to the Agent, on a semi-annual basis together with the financial information to be provided by the Borrower as specified in Clause 17.2 (Financial information), a Compliance Certificate signed by authorised signatories of the Borrower.

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17.19 Minimum Value

(a)	The Borrower shall ensure that the Market Value of the Vessel covers at all times 110 % of the Loan throughout the Loan Period.

(b)	The Market Value of the Vessel shall be determined at the expense of the Borrower on the demand by the Agent at such intervals as the Agent may from time to time decide. However, valuations (by two brokers) obtained at the expense of the Borrower to be limited to two per year.

17.20 Accounts

(a)	The Borrower will procure that all earnings in respect of the operation of the Vessel hereunder but not limited to payment of hire under the Charterparty shall be paid to the Earnings Account.

(b)	The Borrower will procure that at the end of each month 1/6th of the amount of the next semi annual instalment shall be paid to the Retention Account.

17.21 Swaps

The Borrower will notify the Agent and the Swap Bank if the Borrower intents to enter into any interest and/or currency swap arrangements or similar instrument.

The Borrower hereby gives the Swap Bank right of first refusal entering into an agreement with the Borrower in respect of interest and/or currency swap transactions, such transaction to be made under the Swap Agreement.

18. DEFAULT

18.1 Events of Default

Each of the events set out in Clauses 18.2 to 18.20 (inclusive) is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Borrower or any other person).

18.2 Non-payment

The Borrower does not pay on the due date an amount payable by it under this Agreement at the place at, and in the currency in which it is expressed to be payable, provided that if such failure to pay has arisen as a consequence of an administrative or technical error beyond control of the Borrower only then such event shall not be an Event of Default unless such failure continues for a period in excess of three Business Days.

18.3 Breach of other obligations

The Borrower does not comply with any provision of this Agreement (other than those referred to in Clause 18.2 (Non-payment)), provided that if such non-compliance is, in the opinion of the Banks, capable of remedy:

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(i)	the Agent notifies the Borrower of such non-compliance; and

(ii)	such non-compliance remains unremedied for a period of 10 Business Days.

A breach of Clause 17.5 (Insurances) is not capable of remedy.

18.4 Misrepresentation

A material representation, warranty or statement made or repeated in or in connection with this Agreement or in any document delivered by or on behalf of the Borrower under connection with this Agreement was incorrect or misleading in any respect when made or deemed to be made or repeated.

18.5 Cross-default

An event of default howsoever described (or any event which with the giving of notice, lapse of time, determination of materiality or fulfilment of any other applicable condition or any combination of the foregoing would constitute such an event of default) occurs under any of the Transaction Documents, or under any other agreement to which the Borrower is a party and such event of default in the sole and reasonable opinion of the Banks may have effect on the financial condition of any of the Borrower or its ability to perform its obligations hereunder or under the Security Documents to which it is a party.

18.6 Liens

A maritime or other lien, arrest, distress or similar charge is levied upon, or against the Vessel, the earnings, the Accounts or any other part of the assets of the Borrower (save for as contemplated by this Agreement) and is not discharged within 30 Business Days after the Borrower became aware of the same.

18.7 Insolvency

An order of a competent court or an event analogous thereto shall be made or any effective resolution passed with a view to the bankruptcy, commencement of composition proceedings, debt negotiations, liquidation, winding-up or similar event of the Borrower.

18.8 Admittance of non-payment

The Borrower is unable or admits in writing its inability to pay its lawful debts as they fall due.

18.9 Termination of business

The Borrower ceases or threaten to cease to carry on its business or materially change its business, whether by one or a series of transactions.

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18.10 Permits

Any licence, consent, permission or approval required in order to enforce, complete or perform the Agreement and/or the Transaction Documents is revoked, terminated or modified.

18.11 Impossibility or illegality

It becomes impossible or unlawful for the Borrower to fulfil any of the terms of the Agreement or the Security Documents, for the Agent on behalf of the Banks to exercise any right or power vested in the Agent under the Security Documents, or the security created by any of the Security Documents is imperilled, or for any reason whatsoever cease to be valid and enforceable with its intended priority.

18.12 Transaction Documents

Any of the Transaction Documents are (in the Lenders’ sole discretion) materially amended, cancelled or terminated or any waivers are agreed thereunder (except to the extent provided for in this Agreement).

18.13 Material adverse change

Any event or series of events occurs which, in the reasonable opinion of the Agent (on behalf of the Banks), may have a material adverse effect on the ability of any of the Borrower to comply with any of its respective obligations under this Agreement or any of the other Transaction Documents.

18.14 Events in Security Documents

Any of the events of default specified in any of the Security Documents arise or occur.

18.15 Mergers and reconstructions

The Borrower effects any demerger, split up, divest merger, joint venture, reconstruction or recapitalisations, without the prior written consent of the Banks.

18.16 Change of ownership

(a)	The Borrower ceases to be a direct or indirect wholly owned (share capital and voting rights) subsidiary of KNOT Offshore Partners LP.

(b)

KNOT Offshore Partners LP ceases to be in the 33.1/3 % direct or indirect ownership (share capital and voting rights subject to the limitations on voting rights relating to election of board members, amendments and certain other matters as set out in the Limited Partnership Agreement) of the Sponsor, or if any person or group of persons acting in concert (other than the Sponsor (or any wholly owned Subsidiaries thereof)) acquires more than 33.1/3 % of the share capital or voting rights of KNOT Offshore Partners LP

(c)	The General Partner ceases to be a direct or indirect wholly owned (share capital and voting rights) subsidiary of the Sponsor.

18.17 Listing

KNOT Offshore Partners LP ceases to be listed on the New York Stock Exchange (NYSE).

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18.18 General Partner

a)	The General Partner ceases to be the general partner in KNOT Offshore Partners LP, and/or

b)	the General Partner ceases to own minimum 2% of the interests in KNOT Offshore Partners LP, and/or

c)	the General Partner ceases the right to appoint three (3) out of seven (7) board directors to the board of directors in KNOT Offshore Partners LP (or if there is a change in the number of directors, the corresponding numbers).

18.19 Sponsor Undertaking

The Sponsor does not fulfil its obligations pursuant to the Sponsor Undertaking.

18.20 Repayment of the Second Windsor Loan

The Borrower has not repaid the Second Windsor Loan 5 Business Days after the Effective Date.

18.21 Acceleration

On and at any time after the occurrence of an Event of Default whilst such Event of Default is continuing unremedied and unwaived, the Agent may, and shall if so directed by the Banks, by notice to the Borrower:-

(a)	without prejudice to any parts of the Loan advanced hereunder cancel the Commitment; and

(b)	demand that all or part of the Loan, together with accrued interest, and all other amounts accrued under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable.

(c)	without prejudice to any of the Banks’ other rights, with or without notice to the Borrower, take such other action as is available to the Banks under the Agreement and the Security Documents.

19. THE AGENT

19.1 Appointment and duties of the Agent

Each Bank hereby appoint the Agent to act as its agent under and in connection with this Agreement and Security Documents, and authorises the Agent on its behalf to perform the duties and to exercise the rights, powers and discretion that are specifically delegated to it under or in connection with this Agreement, together with any other incidental rights, powers and discretion. The Agent has only those duties which are expressly specified in this Agreement. Without prejudice to the binding nature of such duties, they are solely of a mechanical and administrative nature.

19.2 Relationship

The relationship between the Agent and the Banks is that of agent and principal only. Nothing in this Agreement constitutes the Agent as trustee or fiduciary for any other Party or any other person and the Agent need not hold in trust any moneys paid to it for a Party or be liable to account for interest on those monies.

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19.3 The Banks’ directions

The Agent will be fully protected if it acts in accordance with the instructions of the Banks in connection with the exercise of any right, power or discretion or any matter not expressly provided for in this Agreement. In the absence of such instructions, and if deemed absolutely necessary to act quickly and before such instructions can be obtained the Agent may act in relation thereto as it considers to be in the best interests of all the Banks. The Agent may not commence legal proceedings in a Bank’s name without such Bank’s consent.

19.4 Responsibility for documentation

Neither the Agent nor any of their officers, employees or agents are responsible to any other Party for:

(a)	the execution, genuineness, validity, enforceability or sufficiency of this Agreement or any other document;

(b)	the collectability of amounts payable under this Agreement; or

(c)	the accuracy of any statements (whether written or oral) made in or in connection with this Agreement.

19.5 Default

(a)	The Agent is not obliged to monitor or enquire as to whether or not a Default has occurred. The Agent will not be deemed to have knowledge of the occurrence of a Default. However, if the Agent receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, or if the Agent in this capacity has otherwise acquired actual knowledge of an Event of Default, it shall promptly notify the Banks.

(b)	The Agent may require the receipt of security satisfactory to it from any Bank, whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with this Agreement before it commences those proceedings or takes that action.

19.6 Exoneration

(a)	Without limiting paragraph (b) below, the Agent will not be liable to any Bank for any action taken or not taken by it under or in connection with this Agreement and the Security Documents, unless caused by its gross negligence or wilful misconduct.

(b)	No Party may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind (including gross negligence or wilful misconduct) by that officer, employee or agent in relation to this Agreement and the Security Documents.

19.7 Reliance

The Agent may:

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(i)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(ii)	rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(iii)	engage, pay for and rely on legal or other professional advisers selected by it (including those in the Agent’s employment and those representing a Party other than the Agent).

19.8 Approval and appraisal

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with this Agreement, each Bank confirms that it:

(a)	has made its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with their participation in this Agreement and has not relied exclusively on any information provided to it by the Agent in connection with this Agreement; and

(b)	will continue to make its own independent appraisal of the creditworthiness of the Borrower, and its related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force.

19.9 Information

(a)	The Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to the Agent by a Party for that person.

(b)	The Agent shall supply each Bank with a copy of each document received by the Agent under Clause 3 (Conditions precedent).

(c)	Except where this Agreement specifically provides otherwise, the Agent is not obliged to review or check the accuracy or completeness of any document it forwards to another Party.

19.10 The Agent as Banks

(a)	The Agent as Banks, has the same rights and powers under this Agreement as any other Bank and may exercise those rights and powers as though it was not the Agent.

(b)	The Agent may: -

(i)	carry on any business with the Borrower or their related entities;

(ii)	act as agent or trustee for, or in relation to any financing involving, the Borrower or its related entities; and

(iii)	retain any profits or remuneration in connection with their activities under this Agreement or in relation to any of the foregoing.

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19.11 Indemnities

(a)	Without limiting the liability of the Borrower under this Agreement, each Bank shall forthwith on demand indemnify the Agent for its proportion of any liability or loss incurred by the Agent in any way relating to or arising out of its acting as Agent, except to the extent that the liability or loss arises from the Agent’s gross negligence or wilful misconduct.

(b)	A Bank’s proportion of the liability or loss set out in paragraph (a) above will be the proportion which its participation in the Loan bears on the date of the demand. If, however, there is no part of the Loan outstanding on the date of demand, then the proportion will be the proportion which its Commitment bears to the Commitment of all the Banks at the date of demand or, if the Commitment has then been cancelled, bore to the Commitment immediately before being cancelled.

(c)	The Borrower shall forthwith on demand reimburse each Bank for any payment made by it under paragraph (a) above provided that the Borrower shall not thereby be liable for any additional costs for which it would not otherwise be liable.

(d)	Without prejudice to the liability of the Borrower, each Bank shall reimburse the Agent the amount of such Bank’s pro rata share of charges and expenses covered under, but not reimbursed by the Borrower under, Clause 21 (Expenses) below.

19.12 Compliance

(a)	The Agent may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b)	Without limiting paragraph (a) above, the Agent need not disclose any information relating to the Borrower or any of its related entities if the disclosure might, in the reasonable opinion of the Agent, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

19.13 Resignation of the Agent

(a)	If the Banks so direct, due to a default by the Agent hereunder, or due to a conflict of interest between the Agent’s duties hereunder and other interests the Agent may have which involve the Borrower, the Agent shall resign by giving notice to the Banks and the Borrower, in which case the Banks may, after consultation with, but with no costs for, the Borrower, appoint a successor Agent.

(b)	The Agent may resign (without reason) its appointment at any time by giving a 30 days’ prior written notice to the parties hereto. The resignation shall only become effective upon the appointment of a new agent. The Banks may appoint a new agent among any reputable and experienced finance institution. Upon the appointment of a new agent, such new agent shall assume all rights and obligations from such time designated by the Agent, and the Agent shall from such time be discharged from any further obligations hereunder.

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19.14 Banks

The Agent may treat each Bank as a Bank, entitled to payments under this Agreement until it has received not less than five Business Days’ prior notice from that Bank to the contrary. The Agent shall maintain a list of the Banks and their respective addresses for notices, and shall, promptly upon request from any Party from time to time, supply a copy of that list to that Party.

20. FEES

20.1 Agency Fee

In case there are more than one Bank as lender hereunder at any relevant time the Borrower shall pay to the Agent a non refundable yearly agency fee of USD 5,000.- yearly in advance until all amounts outstanding hereunder have been repaid.

21. EXPENSES

21.1 Initial and special costs

The Borrower shall promptly following demand pay the Agent the amount of all reasonable costs and expenses (including legal fees) incurred by the Agent in connection with:

(i)	the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement (including—for the avoidance of doubt—any expenses incurred by the Banks with respect to the legal opinions as stipulated in Schedule 2);

(ii)	execution and registration of the Security Documents;

(iii)	any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested (or, in the case of a proposal, made) by or on behalf of the Borrower and relating to this Agreement or a document referred to in this Agreement; and

(iv)	any other matter, not of an ordinary administrative nature, arising out of or in connection with this Agreement.

21.2 Enforcement costs

Following an Event of Default, the Borrower shall promptly following demand pay to the Agent and/or a Bank (as the case may be) the amount of all costs and expenses (including legal fees) properly incurred by it in connection with the enforcement of or the preservation of, any rights under this Agreement and the Security Documents.

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22. INDEMNITIES

22.1 Currency indemnity

(a)	If a Bank receives an amount in respect of the Borrower’s liability under this Agreement or if that liability is converted into a claim, proof, judgement or order in a currency other than the currency in which the amount is expressed to be payable under this Agreement, the Borrower shall indemnify that Bank as an independent obligation against any loss or liability arising out of or as a result of the conversion.

(b)	The Borrower waives any right they may have by law to pay any amount under this Agreement in a currency other than that in which it is expressed to be payable.

22.2 Other indemnities

The Borrower shall forthwith on demand indemnify each Bank against any loss or liability (including funding breakage costs) which that Bank reasonably and properly incurs and which the Bank certifies (in a certificate containing reasonable detail) that it has incurred as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	the operation of Clause 18.21 (Acceleration);

(iii)	any repayment or prepayment of principal or payment of an overdue amount being made otherwise than on the last day of a relevant Interest Period or Interest Period (as defined in Clause 8.3 (Default interest)) relative to the amount so repaid, prepaid or paid; and

(iv)	the Loan not being drawn after the Borrower has delivered a Drawdown Notice or the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment.

The liability of the Borrower in each case includes any loss of margin or other loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under this Agreement, but the Borrower’s liability shall in no circumstances extend to any loss or expense to the extent that it arises as a consequence of any gross negligence or wilful default of a Bank.

23. CALCULATIONS

Interest and fees payable under Clauses 8 (Interest) and 20 (Fees) accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 360.

24. AMENDMENTS AND WAIVERS

24.1 Banks

(a)	Any term of this Agreement and the Security Documents may only be amended, waived or discharged in writing by the Agent if authorised by the Banks. The Agent shall effect, on behalf of the Banks any amendment, waiver or discharge to which they have agreed.

(b)	The Agent shall promptly notify the Banks of any amendment or waiver effected under paragraph (a) above and any such amendment or waiver shall be binding on all the Banks.

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24.2 Waivers and remedies cumulative

The rights of each Bank under this Agreement:

(i)	may be exercised as often as necessary;

(ii)	are cumulative and not exclusive of its rights under the general law; and

(iii)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

25. CHANGES TO THE PARTIES

25.1 Transfer by the Borrower

The Borrower may not assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under this Agreement.

25.2 Transfers by Banks

(a)	A Bank (the “Existing Bank”) may at any time assign and transfer any of its rights and/or obligations under this Agreement to any of its Subsidiaries or after prior consultation with the Borrower to another bank, financial institution or entity (such Affiliate or bank or institution or entity being the “New Bank” .

(b)	A transfer of obligations will be effective only if the New Bank confirms to the Agent and the Borrower that it undertakes to be bound by the terms of this Agreement as a Bank in form and substance satisfactory to the Agent. On the transfer becoming effective in this manner the Existing Bank shall be relieved of its obligations under this Agreement to the extent that they are transferred to the New Bank.

(c)	An Existing Bank is not responsible to a New Bank for:

(i)	the execution, genuineness, validity, enforceability or sufficiency of this Agreement or any other document;

(ii)	the collectability of amounts payable under this Agreement; or

(iii)	the accuracy of any statements (whether written or oral) made in or in connection with this Agreement.

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(d)	Each New Bank confirms to the Existing Bank and the other Banks that it:

(i)	has made its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank in connection with this Agreement; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force.

(e)	Any reference in this Agreement to a Bank includes a New Bank but excludes a Bank if no amount is or may be owed to or by it under this Agreement and its Commitment has been cancelled or reduced to nil.

(f)	Costs in connection with documenting (hereunder reasonable amendments and recordings) the transfer by the Banks hereunder shall be for the account of the Banks.

(g)	A Bank may disclose to a prospective New Bank, such information about the Borrower and/or the Transaction Documents as such Bank shall consider appropriate.

26. PRO RATA SHARING

26.1 Redistribution

If any amount owing by the Borrower under this Agreement to a Bank (the “recovering Bank”) is discharged by payment, set-off or any other manner other than through the Agent in accordance with Clause 9 (Payments) (a “recovery”), then:

(i)	the recovering Bank shall, within three Business Days, notify details of the recovery to the Agent;

(ii)	the Agent shall determine whether the recovery is in excess of the amount which the recovering Bank would have received had the recovery been received by the Agent and distributed in accordance with Clause 9 (Payments);

(iii)	subject to [ ], the recovering Bank shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “redistribution”) equal to the excess;

(iv)	the Agent shall treat the redistribution as if it were a payment by the Borrower under Clause 9 (Payments) and shall pay the redistribution to the Banks (other than the recovering Bank) in accordance with Clause 9.7 (Partial payments); and

(v)	after payment of the full redistribution, the recovering Bank will be subrogated to the portion of the claims paid under paragraph (iv) above and the Borrower will owe the recovering Bank a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

26.2 Reversal of redistribution

If under Clause 26.1 (Redistribution):

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(i)	a recovering Bank must subsequently return a recovery, or an amount measured by reference to a recovery, to the Borrower; and

(ii)	the recovering Bank has paid a redistribution in relation to that recovery,

each Bank shall, within three Business Days of demand by the recovering Bank through the Agent, reimburse the recovering Bank all or the appropriate portion of the redistribution paid to that Bank. Thereupon, the subrogation in Clause 26.1 (v) will operate in reverse to the extent of the reimbursement.

26.3 Exception

(a)	A recovering Bank need not pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Borrower in the amount of the redistribution pursuant to Clause 26.1 (v).

(b)	A Bank is not entitled to participate in a redistribution if the redistribution results from the proceeds of a judicial enforcement order obtained by the recovering Bank and the other Bank had adequate notice of and opportunity to participate in the proceedings concerned or bring its own proceedings but did not do so.

27. SEVERABILITY

If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any competent jurisdiction, that shall not affect the validity or enforceability in that jurisdiction of any other provision of this Agreement or the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

28. NOTICES

28.1 Giving of notices

All notices or other communications under or in connection with this Agreement shall be given or made in writing, by letter or telefax. Any such notice or communication will be deemed to be given or made as follows:

(i)	if by letter, when delivered at the address of the relevant Party; and

(ii)	if by telefax or e-mail (to follow by mail/fax) when received.

However, a notice given in accordance with the above but received on a day which is not a Business Day or after 4:00 p.m. in the place of receipt will only be deemed to be given at 9:00 a.m. on the next Business Day in that place.

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28.2 Addresses for notices

(a)	The address and the telefax number code of each Party (other than the Agent and the Borrower) for all notices or other communications under or in connection with this Agreement are those notified by that Party for this purpose to the Agent on or before the date it becomes a Party; or any other notified by that Party for this purpose to the Agent by not less than five Business Days’ notice.

(b)	The address, the telefax number:

(i)	of the Agent is:

HSH Nordbank AG

Gerhart-Hauptmann-Platz 50

20095 Hamburg

Germany

Telefax: +49 40 33 33 34269

(ii)	of the Borrower:

KNOT Shuttle Tankers 18 AS

Smedasundet 40

P.O.Box 2017,

5504 Haugesund

Norway

Telefax: +47 52 70 40 40

Attn.:

or such other address and/or telefax number and/or marked for such other attention as the Agent may notify to the other Parties by not less than five (5) Business Days’ prior notice.

(c)	All notices from or to the Borrower related to this Agreement shall be sent through the Agent.

(d)	The Agent shall, promptly upon request from any Party, give to that Party the address and/or the telefax number code of any other Party applicable at the time for the purposes of this Clause.

29. JURISDICTION

For the benefit of the Agent, each Bank and the Borrower agree that the courts of Norway have jurisdiction to settle any disputes in connection with this.

Agreement and accordingly submits to the non-exclusive jurisdiction of the Oslo district court. Nothing in this Clause 29 shall limit the right of the Agent or any Bank to start proceedings against the Borrower in any other court of competent jurisdiction.

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30. GOVERNING LAW

This Agreement is governed by Norwegian law.

o o o O o o o

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SCHEDULE 1

BANKS AND COMMITMENTS

	Tranche A	Tranche B	%
HSH Nordbank AG Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Germany	USD 31,166,000	USD 48,634,000	100%
Total	USD 31,166,000	USD 48,634,000	100%

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SCHEDULE 2

Intentionally left blank

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SCHEDULE 3

FORM OF

DRAWDOWN NOTICE

To:	HSH Nordbank AG as Agent
Gerhart-Hauptmann-Platz 50
20095 Hamburg

Germany

Tel.: +( )

Fax.: +49 40 3333 34269

Attn.: Credit Adm.

Date:          2007

SENIOR SECURED LOAN FACILITY AGREEMENT DATED 25 APRIL 2007 (THE “AGREEMENT”)

We refer to Clause 4 of the Agreement. Terms used in this Drawdown Notice have the same meanings as in the Agreement.

l.	We wish to draw the Loan as follows:

(a)	Drawdown Date:

(b)	Interest Period:

(c)	Instructions for payment of the Loan:

2.	We confirm that each condition specified in Clause 3.2 (Further conditions precedent) is satisfied on the date of this Drawdown Notice.

3.	We further confirm that:

(a)	no event or circumstance has occurred and is continuing, which constitutes, or which with the giving of notice or lapse of time or both, would constitute a Default under the Agreement; and that

(b)	the representations and warranties contained in Clause 16 of the Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date.

By:

KNOT SHUTTLE TANKERS 18 AS

Authorised Signatory

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SCHEDULE 4

FORM OF

RENEWAL NOTICE

To:	HSH Nordbank AG as Agent
Gerhart-Hauptmann-Platz 50
20095 Hamburg

Germany

Tel.: +( )

Fax.: + 49 40 3333 34269

Attn.: Credit Adm.

Date:      2007

SENIOR SECURED LOAN FACILITY AGREEMENT DATED 25 APRIL 2007 (THE “AGREEMENT”)

We refer to Clause 7.1 (b) in the Agreement. Terms used in this Renewal Notice shall have the same meanings as defined in the Agreement.

We hereby:

1.	request an Interest Period in respect of [•] months from the next Interest Payment Date; and

2.	amount

3.	confirm that

(i)	no event or circumstance has occurred and is continuing, which constitutes, or which with the giving of notice or lapse of time or both, would constitute a Default under the Agreement; and that

(ii)	the representations and warranties contained in Clause 16 of the Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date.

By:

KNOT SHUTTLE TANKERS 18 AS

Authorised signatory

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SCHEDULE 5

FORM OF

COMPLIANCE CERTIFICATE

MINIMUM VALUE VESSELS
A: Sum loan	USD
B: Charter free value of mortgaged Vessel	USD
Requirement :
B/A > 110 % of the loan	==>	Compliance: Yes / No

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SCHEDULE 6

MANDATORY COSTS FORMULAE

1.	The Mandatory Costs are payable in addition to the interest rate to compensate Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Bank, in accordance with the paragraphs set out below. The Mandatory Costs will be calculated by the Facility Agent as a weighted average of the Banks’ Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Bank lending from a facility office in a participating member state of the European Union will be the percentage notified by that Bank to the Facility Agent. This percentage will be certified by that Bank in its notice to the Facility Agent and the percentage shall be equal to the cost (expressed as a percentage of that Bank’s participation in all Loans made available from that facility office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that facility office.

4.	The Additional Cost Rate for any Bank lending from a facility office in the United Kingdom will be calculated by the Facility Agent as follows:

E x 0.01	per cent per annum.
300

Where:

E	is designed to compensate Banks for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the supervision manual of the Financial Services Authority or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

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(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.	Each Bank shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Bank shall supply the following information on or prior to the date on which it becomes a Bank:

(a)	the jurisdiction of its facility office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

Each Bank shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

8.	The rates of charge of each Reference Bank for the purpose of E in paragraph 4 above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Bank notifies the Facility Agent to the contrary, each Bank’s obligations in relation to cash ratio deposits and special deposits are the same as those of a typical bank from its jurisdiction of incorporation with a facility office in the same jurisdiction as its facility office.

9.	The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

10.	The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Costs to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11.	Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Costs, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all Parties.

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12.	The Facility Agent may from time to time, after consultation with the Borrower and the Banks, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

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SIGNATORIES

The Borrower:

KNOT SHUTTLE TANKERS 18 AS

By:

Name:

Title:

The Agent:

HSH NORDBANK AG

By:

Name:

Title:

The Banks:

HSH NORDBANK AG

By:

Name:

Title:

The Swap Bank:

HSH NORDBANK AG

By:

Name:

Title:

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